UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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AMERICAN CARESOURCE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN CARESOURCE HOLDINGS, INC.

5429 LYNDON B. JOHNSON FREEWAY, SUITE 850
DALLAS, TEXAS 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2013
The Annual Meeting of Stockholders (the “Annual Meeting”) of American CareSource Holdings, Inc. (“American CareSource Holdings” or the “Company”) will be held at the Company’s executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas, on Thursday, May 30, 2013, at 9:00 a.m., Central Time for the following purposes:

1.	to elect five members to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	to consider and provide an advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay proposal”);

3.	to consider and provide an advisory (non-binding) vote regarding the frequency of holding future say-on-pay votes (“frequency proposal”);

4.	to ratify the selection of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	to transact such other business as may properly come before the Annual Meeting and any meeting following postponement or adjournment thereof.
Holders of record of our common stock at the close of business on April 4, 2013 are entitled to notice of, and to vote at, the Annual Meeting and at any meeting following postponement or adjournment thereof.
In addition to the proxy statement and proxy card, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, is enclosed.
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing, signing and dating the enclosed proxy card and returning it to the Company. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the enclosed proxy statement. This Notice of Annual Meeting of Stockholders and the accompanying proxy materials are first being mailed out to stockholders on or about May 17, 2013.
By Order of the Board of Directors,

/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer and Secretary
Dallas, Texas
May 16, 2013
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED
PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

AMERICAN CARESOURCE HOLDINGS, INC.
5429 LYNDON B. JOHNSON FREEWAY, SUITE 850
DALLAS, TEXAS 75240
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) of American CareSource Holdings, Inc. (“American CareSource Holdings” or the “Company”), to be held on May 30, 2013, and at any meeting following postponement or adjournment of the Annual Meeting.
You are cordially invited to attend the Annual Meeting, which will begin at 9:00 a.m., Central Time. The Annual Meeting will be held at the Company’s executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas.
We are first mailing this proxy statement and proxy card (including voting instructions) on or about May 17, 2013 to persons who were stockholders of record at the close of business on April 4, 2013, the record date for the Annual Meeting.
Our fiscal year begins on January 1 and ends on December 31. References in this proxy statement to fiscal year 2013 refer to the 12-month period from January 1, 2013 through December 31, 2013. References in this proxy statement to fiscal year 2012 refer to the 12-month period from January 1, 2012 through December 31, 2012. References in this proxy statement to fiscal year 2011 refer to the 12-month period from January 1, 2011 through December 31, 2011.

PROXIES AND VOTING PROCEDURES
What Is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote on the following:

•	the election of our Board of Directors;

•	to consider and provide an advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay proposal”);

•	to consider and provide an advisory (non-binding) vote regarding the frequency of holding future say-on-pay votes (“frequency proposal”);

•	the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013; and

•	such other business as may properly come before the Annual Meeting and any meeting following the adjournment or postponement thereof.
Who Can Vote?
You are entitled to notice of the Annual Meeting if you held any shares of common stock of American CareSource Holdings as of the close of business on the record date, April 4, 2013. You are entitled to vote at the Annual Meeting all shares of common stock of American CareSource Holdings that you held as of the close of business on that record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the Annual Meeting.
As of the record date, April 4, 2013, there were 5,706,443 shares of common stock of American CareSource Holdings issued and outstanding.
In accordance with Delaware law, lists of our stockholders who are entitled to vote at the Annual Meeting will be available for inspection by any stockholder present at the Annual Meeting and, for ten days prior to the Annual Meeting, by any stockholder, for purposes germane to the meeting, at our offices located at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240 and at the offices of Dentons US LLP in New York, New York. Any inspection of these lists prior to the Annual Meeting must be conducted between 9:30 A.M. and 4:30 P.M. (Eastern Time). Please contact our Secretary before going to conduct any inspection prior to the Annual Meeting.
Who Is the Record Holder?
You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.
If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such nominee.

How Do I Vote?
Record Holders

•	By Mail. If you choose to vote by mail, mark your proxy card, date and sign it, and return it as soon as possible in the postage-paid envelope provided.

•	By attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.
Stock Held by Brokers, Banks and Nominees:

•	If your common stock is held by a broker, bank or other nominee, such nominee will provide you with instructions that you must follow in order to have your shares voted.

•	If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on April 4, 2013.
Are proxy materials available on the Internet?
Yes. Please see the notice below:
Important notice regarding the availability of proxy materials for the annual shareholder meeting to be held on May 30, 2013:
Our Proxy Statement and 2012 Form 10-K are available on the following Web site:
http://ir.anci-care.com/sec.cfm
How Many Shares Must be Represented In Order to Transact Business at the Annual Meeting?
A quorum is the number of shares that must be represented, in person or by proxy, in order to transact business at the Annual Meeting. We will have a quorum and be able to conduct business at the Annual Meeting if a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy. Abstentions will be included in the calculation of the number of shares considered to be present for purposes of determining whether a quorum is present.
What is a Broker Non-Vote?
Under the rules that govern nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

How Many Votes Are Required to Approve a Proposal?
(i)    If a quorum is present, the vote of a plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect directors. Thus, a nominee for director may be elected even if the nominee receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this proxy statement.
(ii)    If a quorum is present, a majority of the votes cast on the say on pay proposal has to vote in favor of such proposal in order to approve the proposal.
(iii)    With respect to the frequency proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.
(iv)    If a quorum is present, the vote of a majority of the votes cast is required to ratify the selection of our independent registered public accounting firm.
How Will The Shares Represented By My Executed Proxy Card Be Voted?
All shares entitled to vote and represented by properly completed proxy cards that are not revoked will be voted in accordance with the instructions provided on the proxy cards. If you are a record holder and you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy card will be voted “FOR” all nominees for director, “FOR” the say on pay proposal, for "3 YEARS" with respect to the frequency proposal and “FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013. This is subject to the “broker non-vote” limitation described below.
How Are Abstentions and Broker Non-Votes Counted?
Shares not voted as a result of a marked abstention will not have any effect on the outcome of the vote to elect directors, ratify the appointment of McGladrey LLP as our independent registered public accounting firm, say on pay or frequency proposals.
Broker non-votes will have no effect on the outcome of the vote to elect directors, because the election of directors occurs by plurality vote and is a non-routine matter under the rules governing nominees. Likewise, broker non-votes will have no effect on the say on pay proposal and the frequency proposal. The ratification of the selection of our independent registered public accounting firm is a routine matter and nominees will have discretionary authority on such matter even if the account holder does not provide voting instructions.
Shares subject to marked abstentions will be considered as represented and as part of the quorum at the Annual Meeting.

How Can I Revoke My Proxy or Change My Vote?
You can revoke your proxy prior to the close of voting at the Annual Meeting by:

•	Sending written notice of revocation to our Secretary at our executive offices;

•	Sending a signed proxy card bearing a later date to our Secretary; or

•	If you attend the Annual Meeting in person, by either giving notice of revocation to the Inspector(s) of Election at the Annual Meeting or by voting in person.
Who Will Pay the Expenses of Proxy Distribution?
We will pay the expenses for the preparation of the proxy materials and the solicitation of proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, e-mail, facsimile or other electronic means. These directors, officers and employees will not receive additional compensation for such services. In accordance with the regulations of the United States Securities and Exchange Commission (the “SEC”), we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS
We currently have eight members on our Board of Directors. Kenneth S. George resigned as director and Chief Executive Officer effective May 15, 2013. We are nominating four of the remaining incumbents for re-election, and a fifth director is running for election for the first time, at the Annual Meeting. Derace L. Schaffer, M.D. notified us that he will not stand for re-election and is therefore not nominated. In addition, John N. Hatsopoulos, Sami S. Abbasi and William J. Simpson, Jr. are not nominated for re-election. Dr. Schaffer and Messrs. Hatsopoulos, Abbasi and Simpson will each continue serving as a director through the date of the Annual Meeting. Richard W. Turner is expected to be appointed Chairman after the Annual Meeting. Mr. Simpson will not stand for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified. No such replacement has so far been identified.
Four of the five directors identified below have been nominated by the Board of Directors for election to a new one-year term. Mark C. Oman has been nominated for the first time. If elected, each nominee will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each nominee has indicated to the Company that he will serve if elected. We do not anticipate that any nominee will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board of Directors. Biographical information regarding each nominee follows. The age of each nominee is as of May 30, 2013, the date of our Annual Meeting.
The following table identifies the directors nominated for election at the Annual Meeting.

Name	Age	Position
Edward B. Berger	84	Current Director and Nominee

Matthew P. Kinley	45	Current Director and Nominee

Mark C. Oman	58	Nominee

John Pappajohn	84	Current Director and Nominee

Richard W. Turner	65	Current Director and Nominee
There are no familial relationships among our directors and/or executive officers.

Edward B. Berger. Mr. Berger has served as a director of American CareSource Holdings since March 2006, as Non-Executive Chairman of the Board beginning March 30, 2007 and as Executive Chairman beginning April 16, 2007 and ending in December 2008. For the past 27 years, Mr. Berger was President of Berger Equities, Inc., a real estate investment firm owned by Mr. Berger and his spouse. Mr. Berger also served as an independent director on the board of ConMed Healthcare Management, Inc., a public company providing correctional facility healthcare services, and was chairman of its audit committee. Mr. Berger has extensive experience in the healthcare industry, having served as past President and CEO of Palo Verde Hospital, past President and member of the Board of Trustees of Kino Community Hospital, and past member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona. Mr. Berger has served on a number of public company boards including Patient InfoSystems, Inc. (now CareGuide, Inc.), Healthcare Acquisition Corp. (now PharmaAthene, Inc.) and Card Systems Solutions, Inc. In May 2006, CardSystems filed for bankruptcy protection under Chapter 11 of Title II of the U.S. Bankruptcy Code. Mr. Berger, who had been a director since 2002 and had immediately prior to the filing agreed to become sole director, Chief Executive Officer and liquidating agent for the company, oversaw the Chapter 11 bankruptcy and liquidation. Mr. Berger resigned as sole director and Chief Executive Officer in November 2007. Mr. Berger received a Juris Doctorate from New York Law School and a Masters Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger was an Adjunct Professor in Political Science at Pima Community College, recent past Chairman of the Desert Angels Inc., an Angel investing group, and retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona. The Board of Directors selected Mr. Berger to serve as a director because of his extensive experience in the healthcare industry and his service as chief executive officer for several companies. Mr. Berger provides critical insight into the areas of corporate governance.
Matthew P. Kinley. Mr. Kinley has been a director of American CareSource Holdings since December 2011. Since 1995, Mr. Kinley has served as Senior Vice President of Equity Dynamics, Inc., a financial consulting firm, and Pappajohn Capital Resources, a venture capital firm, both owned by our director and principal stockholder John Pappajohn. Mr. Kinley has been involved in the financing and development of more than 30 companies with Mr. Pappajohn in the past 18 years. Mr. Kinley served as President and as a director of Healthcare Acquisition Corp. (AMEX: HAQ), from April 2005 through August 2007. From 1990 through 1995, Mr. Kinley was manager and held various positions at KPMG, LLP, working on tax, audit and merger and acquisition issues. Mr. Kinley received his B.A. in Business, with highest honors, from the University of Northern Iowa in May 1990. The Board of Directors selected Mr. Kinley to serve as a director because of his experience in finance and accounting.
Mark C. Oman. Mr. Oman is a first-time nominee to our Board of Directors. He is the Managing Partner of Oman Capital, LC. Mr. Oman served as Senior Executive Vice President of Wells Fargo & Company from August 2005 until he retired in December 2011. In that role, he was responsible for multiple business units, including Wells Fargo Home Mortgage – a leading originator and servicer of residential mortgages. Mr. Oman began his career at Deloitte, Haskins and Sells in Des Moines. He joined Wells Fargo in 1979 at Des Moines-based Wells Fargo Financial, Inc. (then Dial Finance). In 1985, he joined Wells Fargo Home Mortgage (then Norwest Mortgage) and held a number of senior management positions until 1989, when he was named President and Chief Executive Officer. Under his leadership, the company grew into one of the largest mortgage banks in the nation, serving all 50 states. In 1997, Mr. Oman was promoted to Group Executive Vice President of Wells Fargo & Company, and was responsible for multiple business units. Mr. Oman has served on a variety of industry and community boards, and is currently a Trustee of the University of Northern Iowa Foundation and a Board Member of the Greater Des Moines Community Foundation. The Board of Directors selected Mr. Oman to serve as a director because of his extensive experience as a senior executive, and his deep knowledge of financial and accounting matters.

John Pappajohn. Mr. Pappajohn has been a director of American CareSource Holdings since November 2004. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: ConMed Healthcare Management, Inc., a provider of correctional healthcare services, since 2005; and CNS Response, Inc., a company who uses EEG-generated biomarkers for use in personalized medicine in psychiatry, since August 2009. Mr. Pappajohn was chosen to serve as a director of the Company because of his unparalleled experience serving as a director of more than 40 companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies.
Richard W. Turner, Ph.D. Dr. Turner has been a director of American CareSource Holdings since June 2011. Dr. Turner served as the Chief Executive Officer and the Chairman of the Board of Directors of Conmed Healthcare Management, Inc., a public company providing healthcare services to county and municipal detention centers, from 2007 until 2012, when it merged with and into a wholly-owned subsidiary of Correct Care Solutions, LLC. Prior to consulting for Conmed’s predecessor in interest in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc., from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc., a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95 million in 2002. Since February 2013, Dr. Turner has been serving as a member of the Board of Directors of CNS Response, Inc., a publicly-traded company. Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University. The Board of Directors selected Dr. Turner to serve as a director because of his leadership experience, having served as executive officer to many companies in the healthcare and medical field.
The biographies of our other current directors appear in "Governance of the Company - Directors Not Nominated for Re-Election," except for the biography of Mr. Simpson, which appears in "Executives and Executive Compensation - Executive Officers."
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

GOVERNANCE OF THE COMPANY
Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.
We currently have eight members on our Board of Directors. Kenneth S. George resigned as director and Chief Executive Officer effective May 15, 2013. We are nominating four of the remaining incumbents for re-election, and a fifth director is running for election for the first time, at the Annual Meeting. Derace L. Schaffer, M.D. notified us that he will not stand for re-election and is therefore not nominated. In addition, John N. Hatsopoulos, Sami S. Abbasi and William J. Simpson, Jr. are not nominated for re-election. Dr. Schaffer and Messrs. Hatsopoulos, Abbasi and Simpson will each continue serving as a director through the date of the Annual Meeting. Richard W. Turner is expected to be appointed Chairman after the Annual Meeting. Mr. Simpson will not stand for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified. No such replacement has so far been identified.
The Board of Directors of the Company has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee, each comprised of independent directors only.
During fiscal year 2012, the Board of Directors held four meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Governance and Nominations Committee held one meeting. During fiscal year 2012, the directors each attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of which they were a member, that were in each case held during each director’s period of service. The Company does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. All of the nine Board members at the time attended the 2012 annual meeting of stockholders.
American CareSource Holdings has a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all directors, officers and employees, which can be found at the Company’s web site, www.anci-care.com. All of our directors, officers and employees are expected to be familiar with the Code of Conduct and to adhere to those principles and procedures set forth in the Code of Conduct that apply to them. The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NASDAQ Stock Market (“NASDAQ”), on the Company’s web site.
The Company’s Board of Directors has adopted Charters for the Audit Committee, Compensation Committee, and Governance and Nominations Committee of the Board of Directors. These documents can be found at the Company’s web site, www.anci-care.com.
A stockholder can also obtain a printed copy of any of the materials referred to above by contacting the Company at the following address:
American CareSource Holdings, Inc.
5429 Lyndon B. Johnson Freeway
Suite 850
Dallas, TX 75240
Attention: Investor Relations
Telephone: (972) 308-6830

Directors Not Nominated for Re-Election
Following are the biographies of our current directors who are not nominated for re-election at the Annual Meeting, except for the biography of Mr. Simpson, which appears in "Executives and Executive Compensation - Executive Officers."
Sami S. Abbasi, 48. Mr. Abbasi was appointed to the Board of Directors of American CareSource Holdings on September 4, 2008. In November 2011, Mr. Abbasi, was appointed Chief Executive Officer and Director of American Pathology Partners. From 2007 to 2011, Mr. Abbasi was Chairman and Chief Executive Officer of National Surgical Care, Inc., and prior to holding that position he served as President and Chief Executive Officer of Radiologix, Inc. from 2004 until 2006. Previous positions held at Radiologix, Inc. include Executive Vice President and Chief Operating Officer from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer from December 2000 until March 2004. From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry. From August 1996 through December 1999, he was Senior Vice President and Chief Financial Officer of Radiologix. From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions. From June 1988 through January 1995, he held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group. Mr. Abbasi received his M.B.A. from the University of Rochester and his B.A. in Economics from the University of Pennsylvania. The Board of Directors had selected Mr. Abbasi to serve as a director because of his extensive experience in the healthcare, insurance and benefits industries.
John N. Hatsopoulos, 79. John N. Hatsopoulos has served as a director of American CareSource Holdings since December 2006. Since 1999, Mr. Hatsopoulos has been Chief Executive Officer and a director of American DG Energy, Inc., a public company providing products and services in support of on-site generation of electricity, heating and cooling at commercial, institutional and light industrial facilities. Mr. Hatsopoulos is Chief Executive Officer of Tecogen Inc., a manufacturer of cogeneration systems, since 1999. Mr. Hatsopoulos has served as a managing partner of Alexandros Partners LLC, a financial advisory firm, since 1999. Mr. Hatsopoulos also serves as a director of Agenus Inc., a public biotechnology company, since 2007. He is the Chairman of the Board of Directors of Glenrose Instruments Inc., a public company engaged in radiological and environmental services, since 1999. Mr. Hatsopoulos is one of the founders of Thermo Electron Corporation (now Thermo Fisher Scientific Inc.) and the retired President and Vice Chairman of the Board of Directors of that company. He served on the Board of Directors of the American Stock Exchange from 1994 to 2000. He is also a member of the Board of Directors of TEI BioSciences Inc. since 1999, and a “Member of the Corporation” for Northeastern University. Mr. Hatsopoulos graduated from Athens College in Athens, Greece, in 1953. He holds a Bachelor of Science Degree in history and mathematics from Northeastern University, together with Honorary Doctorates in Business Administration from Boston College and Northeastern University. The Board of Directors had selected Mr. Hatsopoulos to serve as a director because of his substantial experience as chief executive officer of several companies as well as his service as a director with the American Stock Exchange. He provides valuable insight into the corporate governance and reporting requirements of a public company.

Derace L. Schaffer, M.D., 65. Dr. Schaffer has been a director of American CareSource Holdings since November 2004. Dr. Schaffer is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He has served as Chairman of several healthcare companies, including Radiologix, Inc. when it was private, and he has been an active investor for approximately twenty years on a variety of healthcare companies. Dr. Schaffer served as Chief Executive Officer and Chairman of the Board of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer has served as a director on many healthcare boards of directors, including several health systems and more than a dozen healthcare services and technology companies. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. He also serves as a director of PharmAthene, Inc., and Archermobile, Inc. and has previously served as director of King Pharmaceuticals, Inc. and of Allion Healthcare, Inc. (each a public company). Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society. Dr. Schaffer had been chosen to serve as a director of the Company because of his substantial experience in the healthcare industry and serving on the boards of multiple healthcare services and technology companies.
Board Leadership Structure
In July 2011, our Board of Directors combined the roles of Chairman and Chief Executive Officer into one position. Kenneth S. George served as the Chairman of our Board of Directors and our Chief Executive Officer until May 15, 2013, when he resigned. It is expected that immediately following the Annual Meeting, the Board will appoint Dr. Richard W. Turner as Chairman of the Board. William J. Simpson Jr. will continue serving as President and Chief Operating Officer of American CareSource Holdings for an indeterminate amount of time until a replacement has been identified. No such replacement has yet been identified. Our Board believes that this leadership structure will ensure effective and independent oversight of management. By permitting effective monitoring and objective evaluation of the Principal Executive Officer’s performance, this structure increases the accountability of the Principal Executive Officer.
Board Oversight of Risk Management
The Board of Directors believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets multiple times annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility and also receives regular reports on aspects of our risk management from senior representatives of our independent registered public accounting firm, which are immediately communicated to management.

Director Independence
We use the definition of “independence” set forth in Rule 5605(a)(2) of the NASDAQ Rules, as applicable and as may be modified or supplemented from time to time and the interpretations thereunder, to determine if the members of our Board of Directors are independent. In making this determination, our Board of Directors considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported in this proxy statement under the caption “Certain Relationships and Related Transactions.” The purpose of this review is to determine whether any such relationships or transactions would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and would therefore be inconsistent with a determination that the directors are independent. As a result of this review, our Board affirmatively determined, based on its understanding of such relationships and transactions, that the majority of the members of our current Board of Directors, namely Sami S. Abbasi, Edward B. Berger, John N. Hatsopoulos, Derace L. Schaffer, M.D. and Richard W. Turner, Ph.D. are independent directors. The Board of Directors is expected to determine that Mark Oman is an independent director. As a result, we expect that, assuming all five nominated directors are appointed to the Board of Directors, a majority of the members of our Board of Directors after the Annual Meeting will be independent.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Board of Directors has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which currently consists of Sami S. Abbasi (Chairman), Edward B. Berger and Richard W. Turner, Ph.D. After the Annual Meeting, the Audit Committee will be reconstituted. The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. No less frequently than annually, the Committee reviews its Charter to re-assess its adequacy and recommend any suggested changes to the Board for approval. Under its Charter, the Audit Committee’s responsibilities include:

•
appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent registered public accounting firm, including overseeing the independence and compensation of the independent registered public accounting firm who shall report directly to the Audit Committee;

•
reviewing and discussing with the Company’s management and independent registered public accounting firm the Company’s audited consolidated financial statements and considering whether it will recommend to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information;

•
discussing generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others;

•
reviewing with the Company’s management and independent registered public accounting firm the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
discussing with the independent registered public accounting firms the adequacy and effectiveness of the accounting and financial controls of the Company, and considering any recommendations for improvement of such internal controls and procedures;

•
establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving all “related party transactions” on an ongoing basis; and

•	preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.
The Audit Committee makes regular reports to the full Board of Directors.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Board of Directors has a Compensation Committee, which currently consists of John N. Hatsopolous (Chairman), Sami S. Abbasi and Derace L. Schaffer. After the Annual Meeting, the Compensation Committee will be reconstituted. Our Compensation Committee makes regular reports to the full Board of Directors. No less frequently than annually, the Committee reviews its Charter to re-assess its adequacy and recommend any suggested changes to the Board for approval. Under its Charter, our Compensation Committee’s responsibilities include:

•	evaluation of the performance of our Chief Executive Officer and determination of his compensation based upon his performance;

•	approval of the compensation of our executive officers and employment contracts for executive officers;

•	administration of our equity-based compensation plans, recommendations to the full Board regarding our equity-based compensation plans, and review and approval of all grants and awards thereunder;

•	review and approval of changes to our existing equity-based compensation plans, including recommendations to the full Board of changes that require stockholder approval; and

•	review and approval of changes to our health and welfare plans that involve a material change in costs or benefit levels.
The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of the appropriate regulatory bodies. In furtherance of these goals, the Compensation Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs. The Compensation Committee consults with the Chief Executive Officer as it deems appropriate and may invite the Chief Executive Officer to attend meetings of the Compensation Committee, provided that he does not participate in any deliberations or decision-making by the Compensation Committee establishing goals and objectives for the Chief Executive Officer, evaluating the performance of the Chief Executive Officer or fixing the compensation or recommendation of equity grants for the Chief Executive Officer. The Compensation Committee considers individual and Company performance in determining salary and bonus levels consistent with a view to attracting and retaining qualified executives.
The Compensation Committee’s Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees as it deems appropriate. Each subcommittee must include one or more members of the Committee. The Compensation Committee’s Charter also authorizes the Compensation Committee to retain compensation consultants and other advisors to assist in its duties.

GOVERNANCE AND NOMINATIONS COMMITTEE OF THE BOARD OF DIRECTORS
The Board of Directors has a Governance and Nominations Committee, which currently consists of Derace L. Schaffer (Chairman), John N. Hatsopolous and Richard W. Turner., Ph.D. After the Annual Meeting, the Governance and Nominations Committee will be reconstituted.
Our Board of Directors and its Governance and Nominations Committee regularly evaluate the Company’s approach to corporate governance in light of changing regulatory requirements and evolving best practices.
The Governance and Nominations Committee makes regular reports to the Board of Directors. The Committee, from time to time, reviews its Charter to re-assess its adequacy and recommends any suggested changes to the Board for approval. Under its Charter, the Governance and Nominations Committee’s responsibilities with respect to Board and Committee membership, Board evaluation, and succession planning include:

•
Selection of director nominees. The Governance and Nominations Committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The Committee would consider candidates proposed by stockholders and will apply the same criteria and follow the same process in considering such candidates as it does when considering other candidates. The Committee may adopt, in its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to the Company’s Secretary at the Company’s executive offices. When it seeks nominees for directors, our Governance and Nominations Committee looks for candidates who it believes will contribute to the Board’s operations and will represent the interests of the Company’s stockholders. The Committee generally considers a number of criteria when it is identifying and selecting candidates, such as high character and integrity, freedom from conflicts of interest, willingness and ability to devote sufficient time to the affairs of the Company, diligence in fulfilling the responsibilities of a director and committee member, capacity and desire to represent the balanced best interests of the stockholders as a whole and not primarily of a special interest group or constituency, past accomplishments, expertise in areas important to the Company’s success and ability to interact well with other members of the Board. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service.

•
Review of requisite skills and criteria for new board members and board composition. The Committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the Board as a whole.

•
Hiring of search firms to identify director nominees. The Committee has the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee.

•	Selection of committee members. The Committee recommends to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors.

•
Evaluation of the Board of Directors. The Committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.

•
Succession of senior executives. The Committee will present an annual report to the Board of Directors on succession planning, including transitional Board leadership in the event of unplanned vacancies.

The Governance and Nominations Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.
REPORT OF THE AUDIT COMMITTEE 1
As described more fully in its Charter, the function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management, not the Audit Committee nor the independent registered public accounting firm, is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. McGladrey LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards.
The Audit Committee members are not professional accountants or registered public accounting firms, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee acts only in a board-level oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firms, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to U.S. generally accepted accounting principles.
Each of the directors who serve on the Audit Committee is “independent” within the meaning of the listing standards contained in the Company Guide of NASDAQ and Rule 10A-3(b) under the Securities Exchange Act of 1934. That is, the Board of Directors has determined that none of Sami S. Abbasi, Richard Turner or Edward Berger has a relationship with the Company that may interfere with his independence from the Company and its management. The Board of Directors has designated Mr. Abbasi as the “Audit Committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934. A copy of our Audit Committee Charter is available at the Company’s web site, www.anci-care.com.
In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firms in separate sessions;

•
discussed with McGladrey LLP, the Company’s independent registered public accounting firms, the matters required to be discussed by Statement of Auditing Standards No. 61 (as modified or supplemented), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•
received the written disclosures and the letter from McGladrey LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented), as adopted by PCAOB in Rule 3600T, and discussed with McGladrey LLP the independence of McGladrey LLP; and

•
had private sessions, at each of its meetings in person or telephonically, with the Company’s independent registered public accounting firm and, separately, with the Company’s financial management team, at which candid discussions of financial management, accounting and internal control issues took place.

Management has reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with the Audit Committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America.
Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the American CareSource Holdings Annual Report on Form 10-K for the year ended December 31, 2012.
Audit Committee
Sami S. Abbasi (Chairman)
Edward B. Berger
Richard W. Turner

1 The material in this report is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, in each case, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Company encourages its stockholders to communicate with the Board of Directors. The Board of Directors does not believe a formal process for stockholders to send communications to the Board of Directors is necessary because all stockholder communications will be circulated to all members of the Board and the Board does not screen stockholder communications. All such communications should be directed to our Chairman of Board, who, in turn, will circulate the communications to the remaining members of the Board of Directors.

DIRECTOR COMPENSATION
The following table sets forth the cash and non-cash compensation of our non-management directors for the Company’s fiscal year ended December 31, 2012. Compensation paid to our former director and Chief Executive Officer, Kenneth George, and our current director, President and Chief Operating Officer, William Simpson, is disclosed in the “Summary Compensation Table” in the section “Executives and Executive Compensation.” In the paragraph following the table and footnotes, we describe our standard compensation arrangement for service on the Board of Directors and Board committees.

	Fees Earned or Paid in Cash	Option Awards (1)	Total
Name	($)	($)	($)

Sami S. Abbasi(2)	$24,000	—	$24,000
Edward B. Berger(2)	14,000	—	14,000
John N. Hatsopoulos(2)	19,000	—	19,000
Matthew P. Kinley(2)	14,000	—	14,000
John Pappajohn(2)	13,000	—	13,000
Derace L. Schaffer, M.D.(2)	16,500	—	16,500
Richard W. Turner(2)	13,000	—	13,000

(1)	Represents the aggregate grant date fair value of awards granted in 2012 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ACS 718”).

(2)	The aggregate number of options and unvested restricted stock units (“RSUs”) outstanding at December 31, 2012, for Mr. Abbasi is 11,666 and 439, respectively.
The aggregate number of options and RSUs outstanding at December 31, 2012, for Mr. Berger is 103,332 and 439, respectively.
The aggregate number of options and RSUs outstanding at December 31, 2012 for Mr. Hatsopoulos is 24,999 and 439, respectively.
The aggregate number of options outstanding at December 31, 2012 for Mr. Kinley is 12,705.
The aggregate number of options and RSUs outstanding at December 31, 2012 for Mr. Pappajohn is 27,077 and 439, respectively.
The aggregate number of options and RSUs outstanding at December 31, 2012 for Dr. Schaffer is 27,077 and 439, respectively.
The aggregate number of options outstanding at December 31, 2012 for Dr. Turner is 3,333.
The aggregate number of options and RSUs outstanding at December 31, 2012 for Mr. George is 80,409 and 439, respectively.
The aggregate number of options outstanding at December 31, 2012 for Mr. Simpson is 104,999.

During 2012, the Board of Directors was compensated under our director compensation policy, which includes a $10,000 annual retainer paid to each director, except for the Chairman of the Board and the President and Chief Operating Officer. In addition, the chair of the Audit Committee received $10,000, the chair of the Compensation Committee received $5,000 and the chair of the Nominating and Governance Committee received $2,500. Furthermore, each non-management director received $1,000 for each board meeting attended and for any conference call over three hours, held in 2012. Finally, Kenneth S. George and William J. Simpson, Jr. received the additional option grants and fees disclosed in the footnotes to the “Summary Compensation Table” below. It is expected that immediately following the Annual Meeting, the Board will appoint Dr. Richard W. Turner as Chairman of the Board and in connection therewith, it is expected that he will receive (i) an annual director fee of $170,000 and (ii) options to purchase 100,000 shares of common stock vesting in equal monthly installments over 24 months. Such options will be exercisable at the fair market value on the date of grant.

EXECUTIVES AND EXECUTIVE COMPENSATION
Executive Officers
Our executive officers are not appointed for fixed terms. The following are biographical summaries of our current executive officers:
William J. Simpson, Jr., 64. Mr. Simpson has been a director of American CareSource Holdings since October 2010, and our Chief Operating Officer since December 2010. On July 25, 2011, Mr. Simpson was appointed to the position of President of the Company. He has more than 30 years of executive experience in the healthcare industry. Mr. Simpson served as President and Chief Executive Officer of Intrepid USA Healthcare - one of the nation’s largest home healthcare companies - from February 2007 to October 2008. From November 2008 until he was appointed to our Board, Mr. Simpson was in retirement. Prior to his tenure at Intrepid USA Healthcare, Mr. Simpson held the office of Executive Vice President and Chief Operating Officer at LifeCare Management - the third largest long-term acute care hospital company in the United States - from February 2003 to August 2005. From May 2006 through January 2007, Mr. Simpson’s sole occupation was that of Chairman of the Board of Genezen Healthcare. Mr. Simpson’s executive leadership experience includes Executive Vice President and Chief Operating Officer at Specialty Healthcare Services, Executive Vice President of Operations at Intensiva Healthcare Corporation, President and Chief Operating Officer at Ameristat Mobile Medical Services, President of Epic Healthcare Services, and Vice President of American Medical International. Mr. Simpson has also held board seats for a number of privately-held healthcare companies and an association. In addition to his service on the board of Genezen Healthcare, he served as one of the board members of Intrepid USA Healthcare and the Acute Long Term Hospital Association (ALTHA). The Board of Directors selected Mr. Simpson to serve as a director because of his extensive experience as an executive and board member of a number of healthcare companies and associations. Mr. Simpson is not nominated for re-election as director and will not stand for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified. No such replacement has so far been identified.
Rost A. Ginevich, 49. Mr. Ginevich joined the Company in March 2008 as our Chief Information Officer and is primarily responsible for development and execution of the Company’s information technology strategy. Mr. Ginevich has over 20 years of information technology experience. Before joining the Company, from October 2007 through March 2008, Mr. Ginevich served as a Director at West Monroe Partners, a full-service business and technology consulting firm. From March 2006 through October 2007, Mr. Ginevich was Chief Information Officer for Kitty Hawk, an AMEX-listed cargo transportation company. From 2002 to 2006, he was with IBM Business Consulting Services, where he managed business development and execution of large consulting engagements for clients in various industries. Mr. Ginevich earned a Bachelor of Science Degree in Computer Science and a Masters in Business Administration from Oklahoma State University. He has written extensively on topics related to information technology.
M. Cornelia Outten, 53. Ms. Outten joined the Company as Vice President of Provider Development in February 2008 and was appointed to Vice President of Strategic Development in October 2012. Prior to joining the Company, Ms. Outten served as Senior Vice President, Provider Networks for Interplan Health Group, a national healthcare management company. From 2002 to 2004, she was Executive Vice President and Chief Operating Officer of JBC Healthcare Partners, LLC, a regional PPO retiree medical program in San Diego, California. Ms. Outten has previously held healthcare management positions for hospital systems, including HCA Healthcare and Greenville Hospital System, and brings nearly 25 years healthcare industry experience to the Company. She graduated from Salem College with a Bachelor of Arts Degree in Sociology and Economics and earned a Masters in Health Administration, with a concentration on Fiscal Management, from Tulane University.

Elizabeth A. Smith, 51. Ms. Smith was appointed Vice President of Operations in January 2009. She originally joined the Company as Director of Operations in June of 2004. Ms. Smith has over 20 years of experience in the healthcare industry, specializing in management, operations, claims administration, and system integration to optimize workflows and revenue streams. Prior to joining the Company, she served as Quality Manager for Tenet Healthcare’s Home Health Division from 2002 to 2004. From 1997 to 2001, she was Business Services Manager for Visiting Nurse Association of Texas, a non-profit Home Health, Hospice, and community support provider. Ms. Smith earned a Bachelor of Business Administration with a concentration in Management from the University of Texas at Arlington.
Matthew D. Thompson, 41. Mr. Thompson was appointed Chief Financial Officer in June 2010, Principal Accounting Officer in April 2008 and served as Vice President - Finance and Interim Chief Financial Officer between March and June 2010. Mr. Thompson joined the Company as Controller and Principal Accounting Officer in April 2008. Prior to joining the Company, Mr. Thompson was Director of Financial Reporting at Highland Financial Partners, L.P., an affiliate of Highland Capital Management L.P., in Dallas, Texas from September 2007 through April 2008. Prior to that, he spent nine years with publicly-held Tyler Technologies, Inc., a Dallas-based leading provider of integrated, end-to-end information management solutions and services to local governments. While there, Mr. Thompson served in various financial management positions, most recently as Division Controller of Tyler’s Courts & Justice and Appraisal & Tax Divisions from March 2005 through August 2007. Before joining Tyler Technologies, Mr. Thompson spent five years with Ernst & Young LLP. Mr. Thompson, a Certified Public Accountant, earned his Bachelor’s of Business Administration degree from Baylor University in Waco, Texas.
In addition, the following is a biographical summary of Kenneth S. George, who resigned as Chairman and Chief Executive Officer effective May 15, 2013:
Kenneth S. George, 64. Mr. George became a director of American CareSource Holdings in January 2004. Mr. George became Chairman of the Board of Directors in March 2010 and was appointed to Chief Executive Officer on July 25, 2011. He formerly served on the board of directors and audit committee of Access Plans USA, Inc., a public company. Mr. George served two terms as a State Representative in the Texas House of Representatives. Mr. George has been self-employed, managing his own investment activities, since 2001. From 1996 to 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 to 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., a private ambulance provider in the State of Texas. From 1988 to 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George has a Masters Degree in Business Administration from the University of Texas at Austin and a Bachelor of Arts Degree from Washington and Lee University. Mr. George added substantial expertise from his healthcare background and his service record in state and national government. Mr. George resigned as Chairman and Chief Executive Officer of the Company effective May 15, 2013.

SUMMARY COMPENSATION TABLE
The following table and footnotes set forth information, for the fiscal years ended December 31, 2012 and 2011, concerning the compensation awarded to, earned by or paid to: (i) each person who served as our principal executive officer during the fiscal year ended December 31, 2012, (ii) the two most highly compensated executive officers, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2012 and were serving as executive officers at December 31, 2012 (collectively with the principal executive officers referred to as the “Named Executive Officers” throughout this proxy statement), (iii) our Chief Financial Officer and (iv) our Chief Information Officer.

		Salary (1)	Bonus (2)	Option Award (3)	Stock Award (3)	Non-equity Incentive Plan Compensation (2)	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Kenneth S. George(5)	2012	—	—	—	—	—	150,325	150,325
Chief Executive Officer	2011	—	—	21,760	—	—	114,811	136,571

Rost A. Ginevich	2012	185,640	—	—	—	—	8,322	193,962
Chief Information Officer	2011	185,640	—	—	—	—	8,322	193,962

M. Cornelia Outten	2012	195,700	—	14,574	—	—	8,350	218,624
Vice President of Strategic Development	2011	195,700	—	—	—	—	8,350	204,050

William J. Simpson, Jr.(6)	2012	295,000	—	28,221	—	—	1,500	324,721
President and Chief Operating Officer	2011	243,561	—	43,520	—	—	1,375	288,456

Matthew D. Thompson	2012	185,000	—	14,574	—	—	8,791	208,365
Chief Financial Officer	2011	185,000	—	—	—	—	8,743	193,743

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Company’s 401(k) Profit Sharing Plan.

(2)	No bonuses were paid with respect to 2011 or 2012.

(3)
The amount reflected in the table represents the aggregate grant date fair value of equity incentive awards granted and calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). For additional information on the valuation assumptions refer to Note 8, “Stock Based Compensation” of the American CareSource Holdings’ financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. This fair value does not represent cash received by the executive in the year reported, but potential earnings contingent on the Company’s future performance. Stock option and RSU grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Equity awards add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders. The options granted to the executive officers (not including Messrs. George and Simpson) in 2012 vest over a four-year period, have an exercise price of $1.43 per share, are subject to customary anti-dilution adjustments and expire on December 31, 2022. Option grants to Messrs. George and Simpson are described in footnotes (5) and (6), respectively.

(4)	Except as otherwise disclosed in footnotes (5) and (6), “All Other Compensation” consists of 401(k) contribution match, fitness club dues and other compensation.

(5)
Mr. George, a former member of our Board of Directors, was appointed to Chief Executive Officer on July 25, 2011. He resigned as director and Chief Executive Officer effective May 15, 2013. The 2011 and 2012 amounts disclosed in the column “All Other Compensation” for Mr. George includes $77,000 and $0 in cash fees that Mr. George earned as a non-management director in 2011 and 2012, respectively, prior to being appointed our Chief Executive Officer. The 2012 amount disclosed in the column “All Other Compensation” for Mr. George includes $150,000 in cash consulting fees that Mr. George earned as Chief Executive Officer (his annualized consulting fee is $150,000). In connection with his appointment as Chairman of the Board of Directors in March 2010, Kenneth S. George was granted options to purchase 33,333 shares of the Company’s common stock, with an exercise price of $5.49. The fair value of the options was determined to be $3.46 using the Black-Scholes-Merton valuation model. The options were granted under the Company’s 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total, beginning one month after the grant date. On November 1, 2010, the Board granted Mr. George (i) options to purchase 16,666 shares of common stock, at an exercise price of $4.47 and (ii) an increase in his director fee to reflect increased responsibilities assumed by Mr. George as Chairman of the Board. The fair value of the options was determined to be $2.70 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date. On August 22, 2011, the Board granted Mr. George options to purchase 16,666 shares of the Company’s common stock, with an exercise price of $2.19. The fair value of the options was determined to be $1.31 using the Black-Scholes-Merton valuation model. The options were granted under the Company’s 2005 Stock Option Plan and vest over a 4-year period with 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the grant date.

(6)
Mr. Simpson was appointed to our Board of Directors on October 21, 2010 and appointed to the position of Chief Operating Officer of the Company on December 13, 2010. On July 25, 2011, Mr. Simpson was appointed to the position of President of the Company. In connection with his appointment to the Board, on November 1, 2010, Mr. Simpson was granted options to purchase 8,333 shares of common stock at an exercise price of $4.47. The fair value of the options was determined to be $2.70 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date. In connection with his appointment to Chief Operating Officer, on December 13, 2010 Mr. Simpson received an annualized salary of $225,000 and options to purchase 33,333 shares of common stock at an exercise price of $4.20. The fair value of the options was determined to be $2.57 using the Black-Scholes-Merton valuation model. The stock options were granted under the 2005 Stock Option Plan and vest over a 4 year period with 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the date of grant. On August 22, 2011, the Board granted Mr. Simpson options to purchase 33,333 shares of the Company’s common stock, with an exercise price of $2.19. The fair value of the options was determined to be $1.31 using the Black-Scholes-Merton valuation model. The options were granted under the Company’s 2005 Stock Option Plan and vest over a 4-year period with 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the grant date. In addition, Mr. Simpson’s annual salary was increased to $295,000. On December 31, 2012, the Board granted Mr. Simpson options to purchase 30,000 shares of the Company’s common stock, with an exercise price of $1.43. The options were granted under the Company’s 2005 Stock Option Plan, as amended, and vest annually over a 2-year period beginning one year after the grant date. Mr. Simpson is not nominated for re-election as a director or standing for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified, after which he is expected to receive six months' severance. No such replacement has so far been identified.

Some of our executive officers may be entitled to receive certain benefits in the event of the termination of their employment or a change of control of the Company. These arrangements are described in more detail below under the heading “Compensation Arrangements.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth certain information relating to equity awards for each Named Executive Officer, as well as for our Chief Financial Officer, outstanding on December 31, 2012. The table does not give effect to grants of options that occurred after December 31, 2012.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of units of stock that have not vested	Market Value of units of stock that have not vested ($)
Kenneth S. George (11)	5,411	—	0.93	5/1/2015 (1)	—	—
	5,000	—	5.46	5/24/2017 (1)	—	—
	—	—	21.63	5/19/2019 (12)	439	628
	30,525	2,808	5.49	3/24/2020 (1)	—	—
	1,595	1,738	4.17	7/20/2020 (4)	—	—
	11,550	5,116	4.47	11/1/2020 (1)	—	—
	7,095	9,571	2.19	8/22/2021 (13)	—	—

Rost A. Ginevich	36,666	—	12.60	5/5/2018 (6)	—	—
	1,845	655	21.06	3/10/2019 (3)	—	—
	11,332	17,001	6.12	4/9/2020 (6)	—	—

M. Cornelia Outten	45,000	—	8.04	2/12/2018 (2)	—	—
	15,000	—	9.87	3/26/2018 (2)	—	—
	—	—	21.06	3/10/2019 (5)	140	200
	11,332	17,001	6.12	4/9/2020 (6)	—	—
	—	15,000	1.43	12/31/2022 (8)	—	—

William J. Simpson, Jr. (14)	5,775	2,558	4.47	11/1/2020 (1)	—	—
	18,513	14,820	4.20	12/13/2020 (13)	—	—
	14,194	19,139	2.19	8/22/2021 (13)	—	—
	—	30,000	1.43	12/31/2022 (15)	—	—

Matthew D. Thompson	16,666	—	12.60	5/5/2018 (8)	—	—
	—	—	21.06	3/10/2019 (9)	416	595
	10,666	16,000	6.12	4/9/2020 (6)	—	—
	—	15,000	1.43	12/31/2022 (8)	—	—

(1)	These options vest/vested as follows: equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date.

(2)
These options vest/vested as follows: 1/4 after one year from the grant date with the remaining vesting in equal successive monthly installments over a 36-month period at a rate of 1/36th per month starting one year after the grant date.

(3)	These options vest/vested as follows: equal successive monthly installments over a 60-month period at a rate of 1/60th of the grant total per month starting one month after the grant date.

(4)	These options vest/vested as follows: equal successive monthly installments over a 60-month period at a rate of 1/60th of the grant total per month starting one month after the grant date.

(5)	These stock awards vest as follows: equal successive monthly installments concluding on March 10, 2014.

(6)	These options vest/vested as follows: equal successive annual installments over a 5-year period at a rate of 1/5th of the grant total per year starting one year after the grant date.

(7)	Intentionally omitted.

(8)	These options vest/vested as follows: equal successive annual installments over a 4-year period at a rate of 1/4th of the grant total per year starting one year after the grant date.

(9)	These stock awards vest as follows: equal successive annual installments concluding on March 10, 2014.

(10)	Intentionally omitted.

(11)	Mr. George has resigned as Chairman and Chief Executive Officer effective May 15, 2013.

(12)	These stock awards vest as follows: equal successive annual installments concluding on May 19, 2014.

(13)	These options vest/vested as follows: 1/3 vesting immediately and the remaining 2/3 vesting monthly over a 36-month period beginning one year after the grant date.

(14)
Mr. Simpson is not nominated for re-election as a director or standing for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified, after which he is expected to receive six months' severance. No such replacement has so far been identified.

(15)	These options vest/vested as follows: equal successive annual installments over a 2-year period at a rate of 1/2 of the grant total per year starting one year after the grant date.
2009 Equity Incentive Plan
On March 10, 2009, the Board adopted the American CareSource Holdings, Inc. 2009 Equity Incentive Plan, which was approved at the 2009 annual shareholder meeting and became effective on March 10, 2009.
2005 Stock Option Plan
The 2005 Stock Option Plan was adopted by the Board of Directors on January 17, 2005, and at our 2007 annual meeting, the Company’s stockholders approved an amendment and restatement of the 2005 Stock Option Plan. On November 14, 2008, the Board of Directors unanimously approved an increase in the number of shares available for grant under the 2005 Stock Option Plan from 1,083,110 shares to 1,249,776 shares, which was approved by the Company’s stockholders at the 2009 annual meeting.

On July 20, 2010, the Board adopted a ministerial amendment to the 2005 Stock Option Plan intended to conform that plan to the 2009 Stock Option Plan, by permitting, to the extent provided in a stock option (other than incentive stock options), the transfer without consideration of such stock option by a director to his or her immediate family member or a trust benefiting or partnership owned by such director or immediate family member.
401(k) Profit Sharing Plan
Since August 1, 2007, the Company has offered a 401(k) Profit Sharing Plan to its employees. All full-time, permanent employees are eligible to participate in the 401(k) Profit Sharing Plan. During the year ended December 31, 2012, the Company contributed approximately $107,000 to the 401(k) Profit Sharing Plan. The Company’s executive officers are eligible to participate in the 401(k) Profit Sharing Plan on the same basis as its other employees. Commencing in April 2008, the Company matched contributions to the account of each participating employee equal to 50% of the first 4% of salary contributed by an employee to his or her 401(k) account during a plan year. Beginning in 2009, the Company commenced matching 100% of the first 1% and 50% of the next 5% of salary contributed by each employee.
Compensation Arrangements
Employment Agreements with Named Executive Officers, Chief Financial Officer and Chief Information Officer
Matthew D. Thompson
The Company is a party to an employment agreement dated April 15, 2011 with its Chief Financial Officer, Matthew D. Thompson, which has an initial term of one (1) year with automatic one (1) year renewal periods. The employment agreement provides that Mr. Thompson (i) will be paid $185,000 annually beginning on the “Commencement Date” (Mr. Thompson’s current salary is $220,000); (ii) is eligible for a bonus to be determined by the Board of Directors in its sole discretion; (iii) is eligible to receive stock option grants from the Company as determined by the Board of Directors; and (iv) is eligible to participate in the Company’s standard benefits package. The employment agreement also provides that, in the event that Mr. Thompson is terminated within twelve (12) months of a “Change of Control” of the Company without “cause” or Mr. Thompson leaves the Company for “good reason” within twelve (12) months of a “Change of Control” of the Company, he shall be entitled to receive, immediately upon such termination or resignation as the case may be, (i) a lump sum payment from the Company equal to six (6) months salary; (ii) a pro rata bonus earned for the then-current year; and (ii) immediate vesting of 100% of his stock options. In addition, if Mr. Thompson is terminated without “cause” or he leaves the Company for “good reason”, he shall be entitled to (i) severance in an amount equal to six (6) months salary which shall be paid in one lump sum immediately upon termination or resignation as the case may be; (ii) a pro rata bonus earned for the then-current year and (iii) all of the benefits that the Company customarily provides its employees for a period of six (6) months following such termination or resignation, as the case may be.
The employment agreement also provides that Mr. Thompson cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains the Company’s prior written consent for a period of (i) twelve (12) months if he is terminated for “cause” or he leaves the Company without “good reason” or (ii) six (6) months if he is terminated without “cause” or he leaves the Company for “good reason”.

William J. Simpson, Jr.
The Company is a party to an employment agreement dated April 15, 2011 with its Chief Operating Officer, William J. Simpson, Jr., which has an initial term of one (1) year with automatic one (1) year renewal periods. The employment agreement provides that Mr. Simpson (i) will be paid $225,000 annually beginning on the “Commencement Date” (Mr. Simpson’s current salary is $295,000); (ii) is eligible for a bonus to be determined by the Board of Directors in its sole discretion; (iii) is eligible to receive stock option grants from the Company as determined by the Board of Directors; and (iv) is eligible to participate in the Company’s standard benefits package. The employment agreement also provides that, in the event that Mr. Simpson is terminated within twelve (12) months of a “Change of Control” of the Company without “cause” or Mr. Simpson leaves the Company for “good reason” within twelve (12) months of a “Change of Control” of the Company, he shall be entitled to receive, immediately upon such termination or resignation, as the case may be, (i) a lump sum payment from the Company equal to six (6) months salary; (ii) a pro rata bonus earned for the then-current year; and (iii) immediate vesting of 100% of his stock options. In addition, if Mr. Simpson is terminated without “cause” or he leaves the Company for “good reason”, he shall be entitled to (i) severance in an amount equal to six (6) months salary which shall be paid in one lump sum immediately upon termination or resignation, as the case may be; (ii) a pro rata bonus earned for the then-current year and (iii) all of the benefits that the Company customarily provides its employees for a period of six (6) months following such termination or resignation, as the case may be.
The employment agreement also provides that Mr. Simpson cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains the Company’s prior written consent for a period of (i) twelve (12) months if he is terminated for “cause” or he leaves the Company without “good reason” or (ii) six (6) months if he is terminated without “cause” or he leaves the Company for “good reason”.
Mr. Simpson will not stand for re-appointment as President or Chief Operating Officer; however, he has agreed to continue serving as President and Chief Operating Officer for an indeterminate amount of time until a replacement is identified, after which he is expected to receive six months' severance. No such replacement has so far been identified.
M. Cornelia Outten
The Company is a party to an employment letter dated January 29, 2008 with its Vice President of Provider Development, Cornelia Outten. The employment letter provides that Ms. Outten (i) will be paid $185,000 annually beginning on the date of the employment letter (Ms. Outten’s current salary is $195,700); (ii) is eligible for a bonus of up to 50% of her annual salary based on the achievement of goals approved by the Board of Directors; (iii) shall receive a one-time payment of up to $35,000 to cover relocation expenses plus Company-paid travel of up to six (6) flights to and from Dallas to San Diego during such relocation; and (iv) is eligible to participate in the Company’s standard benefit package. Ms. Outten also received a grant of 45,000 stock options in connection with the commencement of her employment with the Company which vests annually over 4 years beginning on the first anniversary of the employment letter.

Rost A. Ginevich
The Company is a party to an employment letter dated March 6, 2008 with its Chief Information Officer, Rost Ginevich. The employment letter provides that Mr. Ginevich (i) will be paid $175,000 annually beginning on the date of the employment letter (Mr. Ginevich’s current salary is $185,640); (ii) is eligible for a bonus of up to 50% of his annual salary based on the achievement of goals approved by the Board of Directors; and (iii) is eligible to participate in the Company’s standard benefit package. Mr. Ginevich also received a grant of 36,666 stock options in connection with the commencement of his employment with the Company which vested 25% on the first anniversary of the employment letter and the balance vested monthly over the following 36 months. The employment letter also provides that, in the event that Mr. Ginevich is terminated as a result of a “Change of Control” of the Company, he will be entitled to receive, within thirty (30) days following such termination, (i) a lump sum payment from the Company equal to three (3) months of compensation; (ii) a pro rata bonus earned for the then-current year; (iii) all of the benefits that the Company customarily provides its employees for a period of three (3) months following such termination; and (iv) immediate vesting of 100% of the stock options.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than the following transactions and other as disclosed pursuant to Item 402 of Regulation S-K in the sections “Director Compensation” and “Executives and Executive Compensation” above, no reportable transactions as described in Item 404(a) of Regulation S-K took place in the years ended December 31, 2012 and December 31, 2011.
During 2011 and 2012, the Company provided Principal Life Insurance Company (“Principal”), a beneficial holder of more than 5% of our outstanding common stock, access to its network of ancillary services providers in the normal course of its business pursuant to an agreement between the Company and Principal. The Company generated revenue under the contract of approximately $49,000 in 2012 and $2.6 million in 2011.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the persons who beneficially own more than ten percent of any class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of these reports filed with the SEC, we believe there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and 10% beneficial owners for 2012, except that the following officers, directors and/or 10% beneficial owners did not file certain reports under Section 16(a) on a timely basis during 2012: M. Cornelia Outten (one Form 4). This Form 4 reported two transactions.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the shares of American CareSource Holdings’ common stock as of April 4, 2013, (i) by each person American CareSource Holdings knows to be the beneficial owner of 5% or more of the outstanding shares of common stock of American CareSource Holdings, (ii) the current Chief Executive Officer and each other Named Executive Officer listed in the Summary Compensation Table above, (iii) each current director and nominee for director of American CareSource Holdings and (iv) all executive officers and directors of American CareSource Holdings as a group. As of April 4, 2013, there were outstanding 5,706,443 shares of common stock, warrants to purchase 44,444 shares of common stock, stock options exercisable to purchase 531,183 shares of common stock, and restricted stock units convertible into 1,375 shares of common stock.

Unless otherwise noted, the business address of all the individuals and entities named in this table is c/o American CareSource Holdings, Inc., 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Owned

John Pappajohn (2)	1,728,264	30.15%
Principal Life Insurance Company (3)	563,688	9.88%
Derace L. Schaffer (4)	352,194	6.14%
Timothy John Stabosz (18)	286,519	5.02%
Edward B. Berger (6)	137,331	2.36%
Kenneth S. George (7)	139,790	2.42%
M. Cornelia Outten (8)	91,977	1.59%
Matthew P. Kinley (15)	67,307	1.18%
Rost A. Ginevich (9)	58,767	1.02%
Matthew D. Thompson (10)	43,402	*
John N. Hatsopoulos (12)	24,427	*
William J. Simpson, Jr. (13)	49,038	*
Elizabeth A. Smith (16)	31,816	*
Sami S. Abbasi (14)	11,094	*
Richard W. Turner (11)	1,100	*
Mark C. Oman (17)	70,000	1.23%
All Executive Officers and Directors as a Group (13 persons) (19)	2,736,507	44.00%
* Represents less than 1% of the shares outstanding.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 as amended, such that the number of shares beneficially owned is deemed to include shares of the Company’s common stock as to which the beneficial owner has or shares either voting or investment power. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him or her. As provided by Rule 13d-3, each such person’s percentage ownership is determined by assuming that the options, warrants or convertible securities that are held by such person and which are exercisable or convertible within 60 days of April 4, 2013, have been exercised or converted, as the case may be. For purposes of the beneficial ownership table and the accompanying footnotes, the Company deems the shares underlying restricted stock units (RSUs) to be beneficially owned by a stockholder only if the RSUs have vested or will vest within 60 days of April 4, 2013, despite the fact that delivery of such shares generally does not occur until a later time.

(2)
Includes 1,702,426 shares of American CareSource Holdings’ outstanding common stock beneficially owned by Mr. Pappajohn. Also includes 25,614 shares of the Company’s common stock issuable upon the exercise of options but does not include 215 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013. The number of shares included in the table above does not include 5,000 shares owned by Mr. Pappajohn’s wife and 5,000 shares owned by Thebes, Ltd (an entity solely owned by Mr. Pappajohn’s wife), with respect to which Mr. Pappajohn does not have voting or investment power.

(3)
All information regarding Principal Life Insurance Company (“PLIC”) is based on information disclosed in a Statement on Schedule 13G (the “Principal Life 13G”) filed with the SEC on January 30, 2013. The Principal Life 13G states that, by virtue of its ultimate ownership and control of PLIC, Principal Financial Group, Inc. (PFG) may be deemed to be the indirect beneficial owner of such shares within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended. As such, voting and investment power over the shares listed above is shared between PLIC and PFG. The address for both PLIC and PFG is 711 High Street, Des Moines, IA 50392-0088.

(4)
Includes 25,614 shares of the Company’s common stock issuable upon the exercise of options but does not include 220 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(5)	Intentionally omitted.

(6)
Includes 35,243 shares of American CareSource Holdings’ common stock beneficially owned by Mr. Berger, of which 25,322 shares are owned by Mr. Berger directly and 9,921 shares are owned by Tucson Traditions LLC (an entity in which Mr. Berger has a 33-1/3% ownership interest). Mr. Berger disclaims beneficial ownership of the securities held by Tucson Traditions LLC except to the extent of his pecuniary interest therein. Also includes 101,869 shares of the Company’s common stock issuable upon the exercise of options but does not include 220 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(7)
Includes 68,571 shares of the Company’s common stock issuable upon the exercise of options but does not include 220 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(8)
Includes 76,998 shares of the Company’s common stock issuable upon the exercise of options and 100 shares of common stock underlying restricted stock units that have or will have vested within 60 days of April 4, 2013.

(9)	Includes 55,714 shares of the Company’s common stock issuable upon the exercise of options (which are exercisable within 60 days of April 4, 2013).

(10)
Includes 32,665 shares of the Company’s common stock issuable upon the exercise of options but does not include 247 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(11)	Includes 1,100 shares of the Company’s common stock issuable upon the exercise of options (which are exercisable within 60 days of April 4, 2013).

(12)
Includes 23,536 shares of the Company’s common stock issuable upon the exercise of options but does not include 220 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(13)	Includes 46,038 shares of the Company’s common stock issuable upon the exercise of options (which are exercisable within 60 days of April 4, 2013).

(14)
Includes 10,203 shares of the Company’s common stock issuable upon the exercise of options but does not include 220 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

(15)	Includes 10,307 shares of the Company’s common stock issuable upon the exercise of options (which are exercisable within 60 days of April 4, 2013.)

(16)	Includes 31,816 shares of the Company’s common stock issuable upon the exercise of options (which are exercisable within 60 days of April 4, 2013.)

(17)	Director nominee. These shares are held by Mr. Oman in a margin account with Wells Fargo Advisors.

(18)
All information regarding Mr. Stabosz is based on information disclosed in a Statement on Schedule 13G filed with the SEC on March 30, 2013. Mr. Stabosz's address is 1307 Monroe Street, LaPorte, IN 46350.

(19)
Includes 510,045 shares of the Company’s common stock issuable upon the exercise of options but does not include 1,667 shares of common stock underlying unvested restricted stock units that will not vest within 60 days of April 4, 2013.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
Background
As required by Section 14A under the Securities Exchange Act of 1934, as amended, we will hold an advisory, non-binding vote to approve the compensation of our Named Executive Officers as disclosed in the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement.
The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of the appropriate regulatory bodies.
The objectives of the Compensation Committee in establishing the Company’s compensation policy for executive officers are to:

•
compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company’s goals and strategic plans, which are designed to result in long-term growth in shareholder value;

•	tie individual compensation to individual performance and the success of the Company; and

•
align executive officers’ interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company’s equity-based incentive compensation plan and/or any successor or other long-term incentive compensation plans as may be adopted from time to time.

Board Recommendation
Our Board of Directors is asking stockholders to approve on an advisory, non-binding basis, the following resolution at the annual meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on the Company or our Board. Although non-binding, the vote will provide information to our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Board will be able to consider when determining executive compensation for the years to come.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (“FREQUENCY VOTE”)
Background
As required by Section 14A under the Securities Exchange Act of 1934, as amended, we will hold an advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining.
For the reasons described below, we recommend that our stockholders select a frequency of every three years.

•
Our executive compensation is designed in large part to support long-term value creation. A triennial vote will allow stockholders to better judge our executive compensation in relation to our long-term performance.

•
A triennial vote will provide our Board sufficient time to thoughtfully evaluate the results of the most recent say-on-pay vote, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation that may be appropriate in light of the vote.

•	A triennial vote will allow for any changes to our executive compensation to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.
Board Recommendation
This vote is advisory, and therefore not binding on the Company or our Board. Although the vote is non-binding, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct future say-on-pay votes.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Auditors for Fiscal Year 2013
The Audit Committee has appointed McGladrey LLP as our independent registered public accounting firm for fiscal year 2013. We are not required to have the stockholders ratify the selection of McGladrey LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain McGladrey LLP, but may retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of American CareSource Holdings and its stockholders. Representatives of McGladrey LLP are not expected to be present at the Annual Meeting, will not have an opportunity to make a statement and will not be available to respond to questions.
McGladrey LLP was first engaged as our independent registered public accounting firm on January 1, 2004 and has audited our financial statements for fiscal years 2004 through 2012.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.
Principal Accountant Fees and Services
Relationship with Independent Registered Public Accounting Firm
Audit services performed by McGladrey LLP for the fiscal years 2012 and 2011, respectively, consisted of the audit of American CareSource Holdings’ financial statements as of and for the years ended December 31, 2012 and 2011, services related to filings with the SEC, audits, quarterly reviews and tax services.
Audit Fees
For fiscal year 2012, the Company incurred $154,900 in aggregate audit fees from McGladrey LLP for professional services rendered in connection with: (i) the audit of American CareSource Holdings’ annual financial statements for the year ended December 31, 2012; (ii) the review of American CareSource Holdings’ quarterly financial statements for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and (iii) the review of reports filed with the SEC by American CareSource Holdings during the period reported. For fiscal year 2011, the Company incurred $164,000 in aggregate audit fees from McGladrey LLP for professional services rendered in connection with: (i) the audit of American CareSource Holdings’ annual financial statements for the year ended December 31, 2011; (ii) the review of American CareSource Holdings’ quarterly financial statements for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and (iii) the review of reports filed with the SEC by American CareSource Holdings during the period reported.
Audit-Related Fees
For fiscal year 2012, the Company incurred no aggregate audit-related fees from McGladrey LLP. For fiscal year 2011, the Company incurred $2,200 in aggregate audit-related fees from McGladrey LLP. Audit-related fees consist of accounting consultations concerning financial accounting and reporting matters, and amounts related to private placements and filing of registration statements and amendments to registration statements with the SEC.

Tax Fees
For fiscal year 2012, the Company incurred $9,885 in aggregate fees from RSM McGladrey, Inc., an entity associated with McGladrey LLP, for professional services rendered related to the taxes of American CareSource Holdings for the year ended December 31, 2012 and IRS examination assistance, as compared to $25,490 for the year ended December 31, 2011. Tax fees consist of tax compliance, tax consultations and tax return preparation.
All Other Fees
For fiscal years 2012 and 2011, the Company incurred no other fees from McGladrey LLP or RSM McGladrey, Inc.
The Audit Committee considers at least annually whether the provision of non-audit services by McGladrey LLP is compatible with maintaining auditor independence.
Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. All audit and permissible non-audit services provided by McGladrey LLP and RSM McGladrey, Inc. to American CareSource Holdings for the fiscal years ended 2012 and 2011 were approved by the Audit Committee.

ANNUAL REPORT TO STOCKHOLDERS
In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and which is not a part of the proxy soliciting material, is enclosed. The Annual Report on Form 10-K, which includes our audited consolidated financial statements, is being furnished to you without the exhibits thereto.
You can write to our Secretary at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240, or telephone us at (972) 308-6830 for additional copies of the Company’s Annual Report on Form 10-K, excluding the exhibits thereto, without charge. Upon your request, we will provide you with a copy of the exhibits. You may be responsible for our reasonable expenses in furnishing such exhibits. You can also access our Form 10-K and other periodic filings we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Only one copy of our Annual Report on Form 10-K and proxy statement is being mailed to stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy was delivered. Stockholders wishing to receive additional copies of either the Annual Report on Form 10-K or the proxy statement for the 2013 Annual Meeting of Stockholders without charge or who share an address with another stockholder and are receiving multiple copies and would like to receive a single copy should call Investor Relations at (972) 308-6830 or write to Investor Relations at the Company at the Company’s executive offices at 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240.
STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING
Stockholders who wish to present proposals to be included in our proxy materials for the 2014 Annual Meeting of Stockholders must submit such proposals in proper form to our Secretary at American CareSource Holdings, Inc., 5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas 75240 by January 16, 2014. If a stockholder’s proposal is not submitted for inclusion in the 2014 proxy materials, but instead the stockholder seeks to present the proposal directly at the 2014 Annual Meeting of Stockholders, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if: (1) we receive notice of the proposal before January 16, 2014, advise stockholders in the 2014 proxy statement of the nature of the proposal and how we intend to vote on such matter and the stockholder submitting the proposal does not take the steps necessary under Rule 14a-4(c)(2) under the Exchange Act to deliver proxy materials to holders of that percentage of common stock required to carry the proposal, or (2) do not receive notice of the proposal before January 16, 2014.
OTHER MATTERS
The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Company’s 2013 Annual Meeting of Stockholders. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy card will vote and act with respect thereto, in what according to their judgment, is in the interests of American CareSource Holdings and its stockholders.

REVOCABLE PROXY
American CareSource Holdings, Inc.
5429 LBJ Freeway, Suite 850, Dallas, TX 75240
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 30, 2013, 9:00 a.m., Central Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Richard W. Turner and Matthew D. Thompson, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of common stock of American CareSource Holdings, Inc. (the “Company”) standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 5429 LBJ Freeway, Suite 850, Dallas, Texas on Thursday, May 30, 2013, at 9:00 a.m., Central Time and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this form, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting and the Proxy Statement therefor dated May 16, 2013 is hereby acknowledged.
Important notice regarding the availability of proxy materials:
The Notice of Meeting, Proxy Statement and 2012 Form 10-K are available at: http://ir.anci-care.com/sec.cfm

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS REVOCABLE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account,
please check the box at the right and
indicate your new address in the
address spaces provided left. Please note
that changes to the registered name(s)
on the account may not be submitted
via this method.

(Continued and to be signed on reverse side)

LEFT BLANK INTENTIONALLY
FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY: THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, FOR "EVERY 3 YEARS" WITH RESPECT TO PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.
Please mark your votes like this	☒

1.	To elect the following persons to the Board of Directors of the Company for the term described in the proxy statement:
Nominees: (1) Edward B. Berger, (2) Matthew P. Kinley, (3) Mark C. Oman, (4) John Pappajohn, (5) Richard W. Turner

FOR ALL NOMINEES ABOVE	WITHHOLD AUTHORITY ALL	FOR ALL EXCEPT*	*To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee on the line below.
☐	☐	☐

2.    To vote on the proposal to consider and provide an advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.    To consider and provide an advisory (non-binding) vote regarding the frequency of holding future say-on-pay votes.

EVERY 3 YEARS	EVERY 2 YEARS	EVERY YEAR	ABSTAIN
☐	☐	☐	☐
4.    To ratify the selection of McGladrey LLP, independent public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature of Stockholder_____________________ Signature of Stockholder__________________Date___________
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.